Exhibit 99.1

Park Sterling Corporation Announces

Results for First Quarter 2014

Charlotte, NC – April 24, 2014 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the first quarter of 2014. Highlights at and for the three months ended March 31, 2014 include:

Highlights

●	Net income available to common shareholders of $3.6 million, or $0.08 per share, compared to $4.0 million, or $0.09 per share, in the prior quarter
●

Adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, of $3.4 million, or $0.08 per share, compared to $4.3 million, or $0.10 per share, in the prior quarter

●	Nonperforming loans decreased to 0.70% of total loans from 0.95% at December 31, 2013
●	Nonperforming assets decreased to 1.23% of total assets from 1.37% at December 31, 2013
●	Tier 1 leverage ratio increased to 11.73% from 11.63% at December 31, 2013
●	Declared quarterly cash dividend on common shares of $0.02 per share (April 2014)
●	Completed de novo entry into Virginia with opening of Richmond loan production office
●	Expanded origination capabilities through additional hires in several markets and business lines
●	Announced merger with Provident Community Bancshares, Inc. on March 5, 2014

“Park Sterling’s first quarter once again demonstrated our ability to produce solid profitability while concurrently investing in future growth opportunities,” said James C. Cherry, Chief Executive Officer. “For the three months ended March 31, 2014, we reported net income available to common shareholders of $3.6 million, or $0.08 per share. While down modestly from the $4.0 million, or $0.09 per share, reported last quarter, current period results include an $842,000 increase in personnel expense related to hiring additional bankers, product specialists and related support that we expect to help drive future growth and increased profitability. Hiring activity included the earlier announced de novo entry into Richmond and new leadership for wealth management, mortgage banking and marketing, as well as added wealth specialists in Richmond and Charlotte, commercial bankers in Charleston, Greenville and Charlotte, a treasury services specialist in Greenville, and product specialists in Retail Banking. We expect to continue adding exceptional talent when available, as evidenced earlier this week by our hiring of Janet Sarn as Market Executive for Gaston County.

On the product development front, we rolled out phase two of our proprietary Sterling at Work offering, which is a bundled suite of consumer product solutions offered to small business and commercial customers through a unique approach of emphasizing financial education over product push. We also rolled out phase three of our new mobile banking platform which includes, among other features, two capabilities not believed to be offered by any competitor in our markets at this time. The first is Picture Pay™, which allows retail customers to pay a bill simply by taking a picture of the invoice with their smartphone and keying in the payment amount, without needing to enter any additional payee information. The second is Debit On/Off, which allows a retail customer to instantaneously activate or de-activate their debit card, for security or other purposes, simply by touching a single button on our mobile application. Finally, we established a new private banking segment and expect to begin releasing tailored product solutions to this target market during the second quarter.

On the merger front, we announced our partnership with Provident Community Bancshares, Inc., (“Provident Community”) headquartered in Rock Hill, South Carolina, on March 5, 2014. The merger, which is expected to be completed during the second quarter of 2014, will strengthen our position in the attractive Charlotte metro market. Additionally, the partnership will improve our branch density in South Carolina’s Upstate and Midlands regions, provide an attractive source of core deposits to help fund organic loan growth, and create efficiencies which are expected to enhance financial returns to shareholders. We remain active in seeking like-minded partners to work together in building an attractive regional franchise that is recognized for delivering customized solutions and exceptional service to customers.

On the capital management front, the company repurchased approximately 69,000 shares of common stock at an average cost of $6.49 per share during the first quarter under our previously announced 2.2 million share authorization, bringing total repurchases under the authorization to approximately 128,000 shares. In addition, yesterday the board declared a quarterly dividend of $0.02 per common share, payable on May 20, 2014 to all shareholders of record as of the close of business on May 6, 2014. Future dividends will be subject to board approval. We remain very well capitalized with tangible common equity to tangible assets of 11.73% and a Tier 1 leverage ratio of 11.73% at March 31, 2014.

Overall, we are pleased to report these solid financial results and strong growth initiatives and believe that Park Sterling is well positioned to continue pursuing our vision of building a full-service regional banking franchise across the Carolinas and Virginia.”

Financial Results

Income Statement – Three Months Ended March 31, 2014

Park Sterling reported net income available to common shareholders of $3.6 million, or $0.08 per share, for the three months ended March 31, 2014 (“2014Q1”). This compares to net income available to common shareholders of $4.0 million, or $0.09 per share, for the three months ended December 31, 2013 (“2013Q4”) and net income available to common shareholders of $3.2 million, or $0.07 per share, for the three months ended March 31, 2013 (“2013Q1”). The decrease in net income available to common shareholders from 2013Q4 resulted from the combination of lower net interest income, due primarily to having two less days in the current quarter, and lower noninterest income levels, which were partially offset by a net release in provision for loan losses. Results also included an $842,000, or 10%, increase in personnel expenses related to hiring initiatives which were partially offset by reductions in other expenses categories.

Park Sterling reported adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, of $3.4 million, or $0.08 per share, in 2014Q1. This compares to adjusted net income available to common shareholders of $4.3 million, or $0.10 per share, in 2013Q4 and adjusted net income available to common shareholders of $3.8 million, or $0.09 per share, in 2013Q1. Compared to 2013Q4, adjusted net income available to common shareholders reflects a lower adjustment for merger-related expenses and a higher adjustment for gain on sale of securities.

Net interest income totaled $17.3 million in 2014Q1, which represents a $427,000, or 2%, decrease from $17.7 million in 2013Q4. Approximately $384,000, or 90%, of this decrease is attributable to having two less days in 2014Q1. Net interest income decreased $461,000, or 3%, from $17.7 million in 2013Q1, resulting from both lower average earning assets and lower net interest margin. Average total earning assets increased $41.5 million, or 2%, in 2014Q1 to $1.76 billion, compared to $1.72 billion in 2013Q4 and increased $32.0 million, or 2%, compared to $1.73 billion in 2013Q1. The increase in average total earning assets in 2014Q1 from 2013Q4 resulted from a $42.3 million, or 12%, increase in average marketable securities and a $4.4 million, or 8%, increase in average other earning assets, which together more than offset a $5.2 million, or 0%, decrease in average loans (including loans held for sale). The increase in average total earnings assets in 2014Q1 from 2013Q1 resulted from a $136.4 million, or 52%, increase in average marketable securities, which more than offset a combined $41.4 million, or 3%, decrease in average loans (including loans held for sale) and $63.0 million, or 51%, decrease in average other earning assets.

Net interest margin was 3.97% in 2014Q1, representing an 11 basis point decrease from 4.08% in 2013Q4 and an 18 basis point decrease from 4.15% in 2013Q1. The reduction in net interest margin from 2013Q4 resulted primarily from a 12 basis point decrease in yield on loans to 5.26%, driven by a decrease in accelerated accretion from net acquisition accounting fair market value adjustments on performing acquired loans, which more than offset a 20 basis point increase in yield on marketable securities to 2.23% and a 44 basis point increase in yield on other earning assets to 0.59%. Accelerated accretion of net acquisition accounting fair market value adjustments ($2,000 in 2014Q1, $365,000 in 2013Q4 and $0 in 2013Q1) reflects accelerated accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income. The reduction in net interest margin from 2013Q1 resulted primarily from a 20 basis point decrease in yield on loans, due primarily to lower interest rates on new loans, and a 10 basis point increase in the cost of interest-bearing liabilities, driven primarily by the expiration of accounting-related fair market value adjustments on acquired deposits in 2013Q4.

Adjusted net interest margin, which excludes accelerated accretion from net acquisition accounting fair market value adjustments, was 3.97% in 2014Q1, representing a 2 basis point decrease from 3.99% in 2013Q4 and an 18 basis point decrease from 4.15% in 2013Q1. The modest reduction in adjusted net interest margin from 2013Q4 resulted from a higher mix of other earning assets, which represented a yield of only 0.59%. Loan yields, excluding accelerated accretion, held flat at 5.26% as competitive pricing pressure on new loans was offset by higher yields on Purchase Credit Impaired (“PCI”) loans. Yields on marketable securities also improved to 2.23%, due primarily to higher market rates. The reduction in adjusted net interest margin from 2013Q1 resulted primarily from the decreased yield on new loans and increased cost of interest-bearing liabilities discussed above.

The company reported a $17,000 net release in provision for loan losses in 2014Q1, compared to net expense of $780,000 in 2013Q4 and $309,000 in 2013Q1. The current period release was driven primarily by a $698,000 net recovery in nonacquired loans, reflecting favorable resolution of problem assets from the legacy Park Sterling portfolio, including both disposition of the single troubled debt restructuring that was designated a nonaccrual loan last quarter as well as recoveries from a large residential development nonaccrual loan. This net recovery in nonacquired loans was partially offset by (i) $82,000 in provision expense associated with nonacquired loans; (ii) $312,000 in provision expense from the net impact of adding a newly impaired noncovered PCI pool and returning a previously impaired covered PCI pool to non-impaired status, both as accounted for under ASC 310-30 (formerly SOP 03-3); and (iii) $287,000 in provision expense reversing the benefit of FDIC loss share protection on the previously impaired covered PCI pool that returned to non-impaired status.

Noninterest income decreased $918,000, or 21%, to $3.5 million in 2014Q1, compared to $4.4 million in 2013Q4 and increased $28,000, or 1%, compared to $3.5 million in 2013Q1. Approximately $173,000, or 16%, of the decrease from 2013Q4 reflected the absence of a $1.1 million nontaxable gain generated in 2013Q4 from settling, at a discount, the contingent underwriting fee liability remaining from Park Sterling Bank’s public offering in August 2010, which was partially offset in 2014Q1 by a $651,000 nontaxable BOLI death benefit and a $276,000 gain on sale of securities. The remaining decrease from 2013Q4 occurred in the company’s customary business activities, including (i) a $533,000, or 69%, decrease in mortgage banking income due to lower activity levels in both current period loan closings and the period end pipeline (which resulted in a $364,000 decrease in mortgage banking income related to ASC 815-10-S99-1 (formerly SAB 109)); (ii) a $73,000, or 9%, decrease in income from wealth management activities resulting primarily from the company’s exit from the custody business; and (iii) a $264,000, or 121%, increase in amortization on the FDIC loss share indemnification asset reflecting lower expected claims.

Noninterest expense held flat in 2014Q1 at $15.7 million, compared to 2013Q4, and decreased $178,000, or 1%, compared to $15.9 million in 2013Q1. Adjusted noninterest expenses, which exclude merger-related expenses ($81,000 in 2014Q1, $386,000 in 2013Q4 and $836,000 in 2013Q1), increased $322,000, or 2%, to $15.7 million in 2014Q1, compared to $15.3 million in 2013Q4 and increased $577,000, or 4%, compared to $15.1 million in 2013Q1. The increase in adjusted noninterest expenses from 2013Q4 resulted primarily from an $842,000, or 10%, increase in personnel expenses due to hiring initiatives designed to drive future organic growth opportunities. This increase was partially offset by lower data processing and service fees, which included $75,000 in one-time processing fees related to exiting the custody business in 2013Q4, reduced deposit charges and FDIC insurance, resulting from a true-up of the estimated assessment, decreased loan and collection expenses, in part reflecting improved asset quality, and decreased loss on disposal of fixed assets, which included a $432,000 write-off of a former branch in 2013Q4. The company reported $53,000 in the cost of operation of OREO in 2014Q1 compared to a net recovery of $48,000 in 2013Q4. The increase in adjusted noninterest expense from 2013Q1 resulted primarily from the aforementioned increase in personnel expense as well as higher cost of operation of OREO, which represented a $428,000 net recovery in the corresponding quarter of the prior year.

The company’s effective tax rate increased slightly to 29.4% in 2014Q1 compared to 27.9% in 2013Q due primarily to the smaller $651,000 nontaxable BOLI death benefit compared to the $1.1 million nontaxable gain on settling the contingent underwriting fee liability in the prior quarter. The company’s effective tax rate decreased compared to 34.7% in 2013Q1, due primarily to the nontaxable BOLI death benefit.

Balance Sheet

Total assets increased $44.5 million, or 2%, to $2.00 billion at 2014Q1, compared to total assets of $1.96 billion at 2013Q4. Cash and equivalents increased $49.8 million, or 90%, to $104.8 million, due both to lower securities balances and to growth in total deposits. Total securities, including non-marketable securities, decreased $10.6 million, or 3%, to $396.8 million, due in part to the sale of $2.1 million in municipal bonds at the parent level to generate cash to support the pending merger with Provident Community, which is expected to close during the second quarter of 2014. Cash merger consideration will total $6.5 million, including $1.4 million payable to Provident Community’s common stockholders and $5.4 million payable to the United States Department of the Treasury for all of Provident Community’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (representing a 45%, or $4.2 million, discount from its face value).

The company continued to hold four investments in senior tranches of collateralized loan obligations (“CLOs”) totaling $23.5 million in fair value at 2014Q1. The collateral eligibility language in one of the securities, totaling $5.0 million, has been amended to comply with the new bank investment criteria under the Volcker Rule. The company is awaiting intended document amendment strategies from the CLO managers, if any, on the three other securities before determining any disposition plans for those investments. The three other securities had a net unrealized loss of $294,000 at 2014Q1 that may result in the company recognizing other than temporary impairment should they be determined not to comply with the Volcker Rule. The company held no other securities potentially affected by the Volcker Rule at 2014Q1.

Total loans, excluding loans held for sale, increased $7.0 million, or 1%, to $1.30 billion at 2014Q1. The company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina, Greenville and Charleston, South Carolina and Richmond, Virginia, reported a $24.0 million, or 17% annualized, increase in total loans to $603.6 million, due to continued success in origination efforts. The community markets reported a $14.1 million, or 14% annualized, decrease in total loans to $400.1 million, primarily due to expected runoff in acquired loans. The company’s central business units, which primarily include mortgage, builder finance, asset-based lending and special assets, reported a $3.0 million, or 4% annualized, decrease in total loans to $299.1 million, as growth in asset-based lending and builder finance were more than offset by reductions in special asset loans, including covered loans.

The company’s loan mix shifted slightly at 2014Q1 compared to 2013Q4. Total consumer loans held at 30% of total loans, with residential mortgages and home equity lines of credit at 13% and 11% of total, respectively. The combination of commercial and industrial and owner-occupied real estate loans also held at 30% of total loans. Investor owned commercial real estate increased to 31% from 29% of total loans. Acquisition, construction and development decreased to 9% from 11% of total loans.

In terms of accounting designations, compared to 2013Q4: (i) non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are redesignated as non-acquired, increased $50.1 million, or 27% annualized, to $777.6 million; (ii) acquired performing loans decreased $28.8 million, or 28% annualized, to $375.7 million; and (iii) PCI loans decreased $14.3 million, or 35% annualized, to $149.5 million. At 2014Q1, performing acquired loans included a $4.0 million net acquisition accounting fair market value adjustment, representing a 1.05% “mark;” noncovered PCI loans (which totaled $87.3 million) included a $19.6 million adjustment, representing an 18.4% “mark;” and covered PCI loans (which totaled $62.2 million) included an $11.0 million adjustment, representing a 14.5% “mark.”

Total deposits increased $37.6 million, or 10% annualized, to $1.64 billion at 2014Q1, compared to $1.60 billion at 2013Q4, reflecting strong results in both retail and commercial banking. Noninterest bearing demand deposits increased $10.1 million, or 16% annualized, to $265.9 million (16% of total deposits). Non-brokered money market, NOW and savings deposits increased $36.5 million, or 20% annualized, to $772.3 million (47% of total deposits). Local time deposits decreased $5.9 million, or 5% annualized, to $436.1 million (27% of total deposits). Finally, brokered deposits, which include $62.9 million in broker-dealer sweep accounts utilized to fund an investment strategy initiated in 2013Q4, decreased $3.1 million, or 8% annualized, to $163.2 million (10% of total deposits). The managed decrease in local time deposits and brokered deposits reflects the company’s continued emphasis on growing transaction account relationships. Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, represented 87% of total deposits at both 2014Q1 and 2013Q4. In 2013Q4, the company entered into a $12.5 million five-year interest rate swap, a $12.5 million seven-year interest rate swap and a $25 million two-year forward starting five-year interest rate swap as a cash flow hedge against future interest rate risk in the floating rate broker-dealer sweep accounts.

Total borrowings increased $1.4 million, or 2%, to $79.5 million at 2014Q1 compared to $78.0 million at 2013Q4. Borrowings at 2014Q1 included $55.0 million in FHLB borrowings, $15.3 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments, and $6.9 million of Tier 2-eligible subordinated debt. In 2013Q4, the company entered into a $20 million three-year forward starting, five-year interest rate swap as a cash flow hedge against future interest rate risk in a portion of its floating rate FHLB borrowings.

Total shareholders’ equity increased $3.9 million, or 1%, to $266.0 million at 2014Q1 compared to $262.1 million at 2013Q4, driven by retained earnings and lower unrealized losses in the marketable securities portfolio. In 2014Q1, the company repurchased approximately 69,000 shares of common stock at an average cost of $6.49 per share, for a total of approximately $447,000. The repurchases were conducted in the open market under the previously announced 2.2 million share repurchase authorization. The company’s ratio of tangible common equity to tangible assets decreased to 11.73% at 2014Q1 from 11.79% at 2013Q4. The company’s Tier 1 leverage ratio increased to 11.73% in 2014Q1 from 11.63% at 2013Q4.

Asset Quality

Asset quality continued to improve in the first quarter and remains a point of strength for the company. Nonperforming loans decreased $3.2 million, or 26%, to $9.1 million at 2014Q1, or 0.70% of total loans, compared to $12.3 million at 2013Q4, or 0.95% of total loans. Nonperforming assets decreased $2.1 million, or 8%, to $24.7 million at 2014Q1, or 1.23% of total assets, compared to $26.8 million at 2013Q4, or 1.37% of total assets. Nonperforming assets include $6.7 million of covered OREO representing 27% of total nonperforming assets at 2014Q1, compared to $5.1 million of covered OREO representing 19% of total nonperforming assets at 2013Q4. The company currently expects 80% of losses and associated expenses on covered OREO to be reimbursed under its FDIC loss share agreements.

The company reported a net recovery of $549,000, or 0.17% of average loans (annualized), in 2014Q1, compared to net charge-offs of $805,000, or 0.24% of average loans (annualized), in 2013Q4. The company reported an adjusted net recovery, which excludes net charge-offs related to PCI loans, of $698,000, or 0.22% of average loans (annualized), in 2014Q1, compared to an adjusted net charge-off of $805,000, or 0.24% of average loans (annualized) in 2013Q4.

The allowance for loan losses increased $245,000, or 3%, to $9.1 million, or 0.70% of total loans, at 2014Q1, compared to $8.8 million, or 0.68% of total loans, at 2013Q4. The increase in allowance included (i) a $49,000, or 1%, increase in the quantitative component, which included an increase in the historical lookback period for residential mortgages and HELOCs to provide a better estimate of the inherent loss in those portfolios; (ii) a $204,000, or 19%, increase in the qualitative component, due primarily to a $150,000 qualitative adjustment to better estimate inherent loss in the residential mortgage portfolio not captured by historical losses; (iii) a $171,000, or 19%, decrease in the specific component, resulting from lower impaired loan balances; and (iv) a net $163,000, or 45%, increase in the PCI component.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2014Q1, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (April 24, 2014). The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10043599.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2 billion in assets, is the largest community bank headquartered in the Charlotte area and has 43 banking offices stretching across the Carolinas and into North Georgia, as well as a loan production office in the Greater Richmond region. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, and wealth management services. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Provident Community Bancshares, Inc. (“Provident Community”); the risk that a closing condition to the merger may not be satisfied, including the inability to obtain governmental approvals of the merger on the proposed terms and schedule or the failure of Provident Community shareholders to approve the merger; failure to realize synergies and other financial benefits from the proposed merger within the expected time frames; increases in expected costs or difficulties related to integration matters; changes in loan mix, deposit mix, capital and liquidity levels, emerging regulatory expectations and measures, net interest income, credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels, and other similar matters with respect to Park Sterling or Provident Community; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to effectively redeploy resources from the custody business to the core asset management business; inability to generate future organic growth in loan balances or retail banking or wealth management results through the hiring of new personnel, development of new products or otherwise; the effects of negative or soft economic conditions or a “double dip” recession, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; deterioration in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses of Park Sterling or Provident Community; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans of Park Sterling or Provident Community; deterioration in the value of securities held in the investment securities portfolio of Park Sterling or Provident Community; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the impacts on Park Sterling or Provident Community of a potential increasing rate environment; the potential impacts of any additional government shutdown and further debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements of Park Sterling, other uses of capital, the financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Park Sterling and Provident Community undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$16,926	$17,753	$17,970	$18,805	$18,140
Taxable investment securities	1,971	1,599	1,494	1,068	866
Tax-exempt investment securities	222	185	187	195	190
Nonmarketable equity securities	66	41	37	25	48
Interest on deposits at banks	21	24	48	44	62
Federal funds sold	-	-	-	7	17
Total interest income	19,206	19,602	19,736	20,144	19,323
Interest expense
Money market, NOW and savings deposits	547	384	399	379	407
Time deposits	831	948	455	527	608
Short-term borrowings	-	-	-	1	6
FHLB advances	127	139	137	137	137
Subordinated debt	426	429	431	429	429
Total interest expense	1,931	1,900	1,422	1,473	1,587
Net interest income	17,275	17,702	18,314	18,671	17,736
Provision for loan losses	(17)	780	(419)	75	309
Net interest income after provision	17,292	16,922	18,733	18,596	17,427
Noninterest income
Service charges on deposit accounts	633	629	637	616	764
Mortgage banking income	244	777	401	977	968
Income from wealth management activities	775	848	910	731	708
ATM and card income	548	555	639	692	488
Income from bank-owned life insurance	1,120	417	537	528	381
Gain (loss) on sale of securities available for sale	276	(6)	-	104	-
Accretion (amortization) of indemnification asset	(482)	(218)	(45)	43	(27)
Other noninterest income	372	1,402	178	277	176
Total noninterest income	3,486	4,404	3,257	3,968	3,458
Noninterest expenses
Salaries and employee benefits	9,228	8,386	8,606	8,800	8,778
Occupancy and equipment	2,005	1,941	1,861	1,980	1,908
Data processing and outside service fees	1,346	1,389	1,268	1,640	1,653
Legal and professional fees	661	655	732	861	893
Deposit charges and FDIC insurance	240	379	372	409	487
(Gain) loss on disposal of fixed assets	1	430	(2)	-	(16)
Communication fees	436	425	432	448	432
Postage and supplies	175	194	188	298	329
Loan and collection expense	288	411	556	679	326
Core deposit intangible amortization	257	257	257	257	257
Advertising and promotion	233	282	186	150	220
Net cost of operation of other real estate owned	53	(48)	142	(36)	(428)
Other noninterest expense	820	1,025	1,072	1,298	1,082
Total noninterest expenses	15,743	15,726	15,670	16,784	15,921
Income before income taxes	5,035	5,600	6,320	5,780	4,964
Income tax expense	1,480	1,561	2,106	1,968	1,724
Net income	3,555	4,039	4,214	3,812	3,240
Preferred dividends	-	-	-	302	51
Net income available to common shares	$3,555	$4,039	$4,214	$3,510	$3,189

Earnings per common share, fully diluted	$0.08	$0.09	$0.10	$0.08	$0.07
Weighted average diluted common shares	44,264,178	44,288,998	44,273,821	44,204,581	44,069,053

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013*	2013	2013	2013
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$14,226	$13,087	$11,780	$11,746	$19,249
Interest-earning balances at banks	90,620	41,680	40,222	100,469	51,861
Investment securities available for sale	340,215	349,491	328,396	329,720	299,073
Investment securities held to maturity	51,303	51,972	26,636	-	-
Nonmarketable equity securities	5,242	5,905	6,805	5,905	5,913
Federal funds sold	-	300	695	495	51,155
Loans held for sale	2,063	2,430	3,070	10,985	11,659
Loans - Non-covered	1,237,653	1,224,674	1,240,307	1,219,513	1,237,813
Loans - Covered	65,173	71,134	76,035	85,146	91,936
Allowance for loan losses	(9,076)	(8,831)	(8,652)	(10,847)	(10,749)
Net loans	1,293,750	1,286,977	1,307,690	1,293,812	1,319,000

Premises and equipment, net	55,893	55,923	56,670	56,929	57,596
FDIC receivable for loss share agreements	9,209	10,025	13,959	14,848	15,340
Other real estate owned - non-covered	8,874	9,404	8,708	9,741	13,597
Other real estate owned - covered	6,652	5,088	6,173	6,542	7,654
Bank-owned life insurance	47,840	47,832	47,485	47,019	46,546
Deferred tax asset	34,183	36,318	38,528	40,595	39,140
Goodwill	26,420	26,420	26,420	26,420	26,420
Core deposit intangible	8,372	8,629	8,886	9,143	9,401
Other assets	10,382	9,309	7,768	8,554	9,967

Total assets	$2,005,244	$1,960,790	$1,939,891	$1,972,923	$1,983,571

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$265,929	$255,861	$262,114	$265,246	$256,931
Money market, NOW and savings	835,169	799,596	729,209	743,791	733,493
Time deposits	536,363	544,428	564,640	584,068	604,397
Total deposits	1,637,461	1,599,885	1,555,963	1,593,105	1,594,821

Short-term borrowings	2,287	996	2,702	2,176	10,368
FHLB advances	55,000	55,000	75,000	55,000	55,000
Subordinated debt	22,171	22,052	21,932	21,812	21,692
Accrued expenses and other liabilities	22,359	20,774	24,541	23,773	22,705
Total liabilities	1,739,278	1,698,707	1,680,138	1,695,866	1,704,586

Shareholders' equity:
Preferred stock	-	-	-	20,500	20,500
Common stock	44,726	44,731	44,761	44,701	44,648
Additional paid-in capital	222,412	222,559	222,559	221,935	221,450
Retained earnings (accumulated deficit)	2,254	(405)	(3,549)	(6,869)	(10,379)
Accumulated other comprehensive income	(3,426)	(4,802)	(4,018)	(3,210)	2,766
Total shareholders' equity	265,966	262,083	259,753	277,057	278,985

Total liabilities and shareholders' equity	$2,005,244	$1,960,790	$1,939,891	$1,972,923	$1,983,571

Common shares issued and outstanding	44,726,416	44,730,669	44,761,384	44,700,805	44,648,165

* Derived from audited financial statements. Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013*	2013	2013	2013
BY LOAN TYPE	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$125,018	$122,400	$131,523	$124,773	$118,796
Commercial real estate (CRE) - owner-occupied	265,128	267,581	273,340	274,043	285,353
CRE - investor income producing	409,898	382,187	371,903	368,556	367,434
Acquisition, construction and development (AC&D) - 1-4 Family Construction	19,268	19,959	23,028	16,886	18,207
AC&D - CRE construction	60,477	65,589	55,812	39,702	45,410
AC&D - Lots and land	42,459	56,759	63,944	72,566	77,252
Other commercial	4,573	3,849	3,941	3,521	4,894
Total commercial loans	926,821	918,324	923,491	900,047	917,346

Consumer:
Residential mortgage	172,378	173,376	174,780	180,195	180,368
Home equity lines of credit	143,123	143,754	146,484	148,686	156,802
Residential construction	39,798	40,821	46,499	52,669	55,205
Other loans to individuals	19,665	18,795	24,725	22,896	20,237
Total consumer loans	374,964	376,746	392,488	404,446	412,612
Total loans	1,301,785	1,295,070	1,315,979	1,304,493	1,329,958
Deferred costs (fees)	1,041	738	363	166	(209)
Total loans, net of deferred costs (fees)	$1,302,826	$1,295,808	$1,316,342	$1,304,659	$1,329,749

* Derived from audited financial statements.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013*	2013	2013	2013
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Acquired loans - performing	$375,675	$404,440	$433,695	$493,660	$556,135
Acquired loans - purchase credit impaired	149,502	163,787	184,762	201,585	215,968
Total acquired loans	525,177	568,227	618,457	695,245	772,103
Non-acquired loans, net of deferred costs (fees)**	777,649	727,581	697,885	609,414	557,646
Total loans	$1,302,826	$1,295,808	$1,316,342	$1,304,659	$1,329,749

** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$8,831	$8,652	$10,847	$10,749	$10,591
Loans charged-off	(520)	(1,471)	(1,917)	(1,133)	(782)
Recoveries of loans charged-off	1,069	666	141	859	631
Net charge-offs	549	(805)	(1,776)	(274)	(151)

Provision expense (release)	(304)	984	(419)	372	309
Benefit attributable to FDIC loss share agreements	287	(204)	-	(297)	-
Total provision expense charged to operations	(17)	780	(419)	75	309
Provision expense recorded through FDIC loss share receivable	(287)	204	-	297	-
End of period allowance	$9,076	$8,831	$8,652	$10,847	$10,749

Net charge-offs (recoveries)	$(549)	$805	$1,776	$274	$151
Net charge-offs (recoveries) to average loans (annualized)	-0.17%	0.24%	0.53%	0.08%	0.05%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS
($ in thousands)	March 31, 2014			March 31, 2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,305,157	$16,926	5.26%	$1,346,603	$18,140	5.46%
Fed funds sold	447	-	0.00%	46,081	17	0.15%
Taxable investment securities	383,633	1,971	2.06%	244,899	866	1.41%
Tax-exempt investment securities	15,595	222	5.69%	17,896	190	4.25%
Other interest-earning assets	59,355	87	0.59%	76,886	110	0.58%

Total interest-earning assets	1,764,187	19,206	4.42%	1,732,365	19,323	4.52%

Allowance for loan losses	(9,365)			(11,716)
Cash and due from banks	14,379			30,111
Premises and equipment	55,935			57,388
Goodwill	26,420			23,532
Intangible assets	8,457			9,487
Other assets	116,641			136,977

Total assets	$1,976,654			$1,978,144

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$295,324	$64	0.09%	$304,179	$90	0.12%
Savings and money market	523,882	483	0.37%	435,943	317	0.29%
Time deposits - core	436,385	669	0.62%	506,557	330	0.26%
Time deposits - brokered	102,015	162	0.64%	107,324	278	1.05%
Total interest-bearing deposits	1,357,606	1,378	0.41%	1,354,003	1,015	0.30%
Federal Home Loan Bank advances	55,533	127	0.93%	55,167	137	1.01%
Subordinated debt	22,108	426	7.81%	21,628	429	8.04%
Other borrowings	930	-	0.00%	9,146	6	0.27%
Total borrowed funds	78,571	553	2.85%	85,941	572	2.70%

Total interest-bearing liabilities	1,436,177	1,931	0.55%	1,439,944	1,587	0.45%

Net interest rate spread		17,275	3.87%		17,736	4.08%

Noninterest-bearing demand deposits	252,865			240,263
Other liabilities	22,068			19,203
Shareholders' equity	265,544			278,734

Total liabilities and shareholders' equity	$1,976,654			$1,978,144

Net interest margin			3.97%			4.15%
Net interest margin (fully tax-equivalent) (4)			4.01%			4.19%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended March 31, 2014 and 2013 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.
(4)	Fully tax-equivalent basis at 33.76% and 34.40% tax rate at March 31, 2014 and 2013, respectively, for nontaxable securities and loans.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$5,092	$8,428	$6,778	$6,832	$9,725
Troubled debt restructuring	3,562	3,854	7,527	7,767	7,383
Past due 90 days plus (and still accruing)	493	17	357	196	2
Nonperforming loans	9,147	12,299	14,662	14,795	17,110
OREO	15,526	14,492	14,881	16,283	21,251
Nonperforming assets	24,673	26,791	29,543	31,078	38,361
Past due 30-59 days (and still accruing)	160	1,437	663	2,488	1,250
Past due 60-89 days (and still accruing)	646	255	459	1,606	521

Nonperforming loans to total loans	0.70%	0.95%	1.11%	1.13%	1.29%
Nonperforming assets to total assets	1.23%	1.37%	1.52%	1.58%	1.93%
Allowance to total loans	0.70%	0.68%	0.66%	0.83%	0.81%
Allowance to nonperforming loans	99.22%	71.80%	59.01%	73.32%	62.82%
Allowance to nonperforming assets	36.79%	32.96%	29.29%	34.90%	28.02%
Past due 30-89 days (accruing) to total loans	0.06%	0.13%	0.09%	0.31%	0.13%
Net charge-offs (recoveries) to average loans (annualized)	-0.17%	0.24%	0.53%	0.08%	0.05%

CAPITAL
Book value per common share	$6.01	$5.92	$5.87	$5.80	$5.87
Tangible book value per common share**	$5.26	$5.16	$5.10	$5.03	$5.07
Common shares outstanding	44,726,416	44,730,669	44,761,384	44,700,805	44,648,165
Average dilutive common shares outstanding	44,264,178	44,288,998	44,273,821	44,204,581	44,069,053

Tier 1 capital	$225,702	$218,552	$211,121	$223,516	$221,435
Tier 2 capital	16,223	15,725	15,418	17,742	17,644
Total risk based capital	241,925	234,277	226,539	241,258	239,079
Risk weighted assets	1,417,813	1,424,112	1,435,214	1,399,273	1,436,350
Average assets for leverage ratio	1,923,622	1,879,283	1,900,990	1,894,989	1,906,061

Tier 1 ratio	15.92%	15.35%	14.71%	15.97%	15.42%
Total risk based capital ratio	17.06%	16.45%	15.78%	17.24%	16.64%
Tier 1 leverage ratio	11.73%	11.63%	11.11%	11.80%	11.62%
Tangible common equity to tangible assets**	11.73%	11.79%	11.78%	11.41%	11.43%

LIQUIDITY
Net loans to total deposits	79.01%	80.44%	84.04%	81.21%	82.71%
Reliance on wholesale funding	13.91%	14.56%	11.85%	10.61%	11.35%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.73%	0.83%	0.85%	0.72%	0.65%
Return on Average Common Equity	5.43%	6.09%	6.46%	5.38%	5.01%
Net interest margin (non-tax equivalent)	3.97%	4.08%	4.16%	4.30%	4.15%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	0.76%	n/a	n/a	n/a
Return on Average Equity	n/a	5.42%	n/a	n/a	n/a
Net interest margin (non-tax equivalent)	n/a	4.17%	n/a	n/a	n/a

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs (recoveries), and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) as supplemental information for comparing the combined allowance and fair market value adjustments to the combined acquired and non-acquired loan portfolios (fair market value adjustments are available only for losses on acquired loans); (iii) adjusted net charge-offs/ recoveries (which exclude the impact of acquisition accounting related to PCI loans) to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and (iii) adjusted net income, adjusted noninterest income and adjusted noninterest expenses (which exclude merger-related expenses and gain or loss on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments), adjusted return on average assets and adjusted return on average equity (which exclude merger-related expenses and gain on or loss sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$5,035	$5,600	$6,320	$5,780	$4,964
Plus: merger-related expenses	81	386	167	822	836
(gain) loss on sale of securities	(276)	6	-	(104)	-
Adjusted pretax income	4,840	5,992	6,487	6,498	5,800
Tax expense	1,414	1,697	2,162	2,235	1,995
Adjusted net income	$3,426	$4,295	$4,325	$4,263	$3,805
Preferred dividends	-	-	-	302	51
Adjusted net income available to common shareholders	$3,426	$4,295	$4,325	$3,961	$3,754

Divided by: weighted average diluted shares	44,264,178	44,288,998	44,273,821	44,204,581	44,069,053
Adjusted net income available to common shareholders per share	$0.08	$0.10	$0.10	$0.09	$0.09
Estimated tax rate	29.21%	28.32%	33.40%	34.40%	34.40%

Adjusted net interest margin
Net interest income (as reported)	$17,275	$17,702	$18,314	$18,671	$17,736
Less: accelerated mark accretion	(18)	(365)	(529)	(560)	-
Adjusted net interest income	17,257	17,337	17,785	18,111	17,736
Divided by: average earning assets	1,764,187	1,722,688	1,747,886	1,742,312	1,732,366
Mutliplied by: annualization factor	4.06	3.97	3.97	4.01	4.06
Adjusted net interest margin	3.97%	3.99%	4.04%	4.17%	4.15%
Net interest margin	3.97%	4.08%	4.16%	4.30%	4.15%

Adjusted noninterest income
Noninterest income (as reported)	$3,486	$4,404	$3,257	$3,968	$3,458
Less: (gain) loss on sale of securities	(276)	6	-	(104)	-
Adjusted noninterest income	$3,210	$4,410	$3,257	$3,864	$3,458

Adjusted noninterest expense
Noninterest expense (as reported)	$15,743	$15,726	$15,670	$16,784	$15,921
Less: merger-related expenses	(81)	(386)	(167)	(822)	(836)
Adjusted noninterest expense	15,662	15,340	15,503	15,962	15,085

Adjusted return on average assets
Adjusted net income available to common shareholders	$3,426	$4,295	$4,325	$3,961	$3,754
Divided by: average assets	1,976,654	1,936,759	1,967,904	1,967,736	1,978,144
Mutliplied by: annualization factor	4.06	3.97	3.97	4.01	4.06
Adjusted return on average assets	0.70%	0.88%	0.87%	0.81%	0.77%
Return on average assets	0.73%	0.83%	0.85%	0.72%	0.65%

Adjusted return on average equity
Adjusted net income available to common shareholders	$3,426	$4,295	$4,325	$3,961	$3,754
Divided by: average common equity	265,544	263,217	258,860	261,511	258,234
Mutliplied by: annualization factor	4.06	3.97	3.97	4.01	4.06
Adjusted return on average equity	5.23%	6.47%	6.63%	6.07%	5.90%
Return on average equity	5.43%	6.09%	6.46%	5.38%	5.01%

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible common equity to tangible assets
Total assets	$2,005,244	$1,960,790	$1,939,891	$1,972,923	$1,983,571
Less: intangible assets	(34,792)	(35,049)	(35,306)	(35,563)	(35,821)
Tangible assets	$1,970,452	$1,925,741	$1,904,585	$1,937,360	$1,947,750

Total common equity	$265,966	$262,083	$259,753	$256,557	$258,485
Less: intangible assets	(34,792)	(35,049)	(35,306)	(35,563)	(35,821)
Tangible common equity	$231,174	$227,034	$224,447	$220,994	$222,664

Tangible common equity	$231,174	$227,034	$224,447	$220,994	$222,664
Divided by: tangible assets	$1,970,452	$1,925,741	$1,904,585	$1,937,360	$1,947,750
Tangible common equity to tangible assets	11.73%	11.79%	11.78%	11.41%	11.43%
Common equity to assets	13.26%	13.37%	13.39%	13.00%	13.03%

Tangible book value per share
Issued and outstanding shares	44,726,416	44,730,669	44,761,384	44,700,805	44,648,165
Less: nondilutive restricted stock awards	(796,399)	(770,399)	(753,900)	(749,900)	(718,260)
Period end dilutive shares	43,930,017	43,960,270	44,007,484	43,950,905	43,929,905

Tangible common equity	$231,174	$227,034	$224,447	$220,994	$222,664
Divided by: period end dilutive shares	43,930,017	43,960,270	44,007,484	43,950,905	43,929,905
Tangible common book value per share	$5.26	$5.16	$5.10	$5.03	$5.07
Common book value per share	$6.05	$5.96	$5.90	$5.84	$5.88

Adjusted allowance for loan losses
Allowance for loan losses	$9,076	$8,831	$8,652	$10,847	$10,749
Plus: acquisition accounting FMV adjustments to acquired loans	34,663	37,783	41,389	44,179	49,633
Adjusted allowance for loan losses	$43,739	$46,614	$50,041	$55,026	$60,382
Divided by: total loans (excluding LHFS)	$1,302,826	$1,295,808	$1,316,342	$1,304,659	$1,329,749
Adjusted allowance for loan losses to total loans	3.36%	3.60%	3.80%	4.22%	4.54%
Allowance for loan losses to total loans	0.70%	0.68%	0.66%	0.83%	0.81%

Adjusted net charge-offs (recoveries) (annualized)
Net charge-offs (recoveries)	$(549)	$805	$1,776	$274	$151
Less: net charge-offs (recoveries) of PCI loans (ASC 310-30)	(149)	-	(960)	23	(414)
Adjusted net charge-offs (recoveries)	$(698)	$805	$816	$297	$(263)
Divided by: average loans	$1,305,157	$1,310,381	$1,319,026	$1,337,318	$1,346,603
Mutliplied by: annualization factor	4.06	3.97	3.97	4.01	4.06
Adjusted net charge-offs (recoveries) (annualized) to average loans	-0.22%	0.24%	0.25%	0.09%	-0.08%
Net charge-offs (recoveries) (annualized) to average loans	-0.17%	0.24%	0.53%	0.08%	0.05%